Exhibit 5

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*	Total Purchase Price
11/06/08	24,070	$15.6120	$375,781

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*	Total Purchase Price
11/06/08	15	$15.6120	$234

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares Purchased or Sold	Price Per Common Share in $US*	Total Purchase or Sale Price
11/06/08	15	$15.6120		$234
11/07/08	-41,876	$15.6811	-$	656,662

Total:	-41,861			$-656,428

*	Excludes Brokerage Commissions